EXHIBIT 10.30.1

FIRST AMENDMENT TO THE

ARTHUR J. GALLAGHER & CO.

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Arthur J. Gallagher & Co. (the “Company”) has heretofore adopted and maintains the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (the “Plan”), an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to amend the Plan to disregard certain stock-based compensation in determining the amount of payroll deductions elected by participants under the Plan.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8 of the Plan, Section 4 of the Plan is hereby amended, effective January 1, 2004, by deleting the last sentence of the second paragraph therein, and by inserting the following sentence in lieu thereof:

For purposes of the Plan, a participant’s “Compensation” shall have the same meaning as set forth in the Company’s 401(k) retirement plan, as in effect from time to time, but shall exclude any compensation payable in the form of Company stock, including without limitation any compensation received by the participant upon the issuance or vesting of restricted stock, restricted stock unit or bonus stock awards or upon the exercise of stock options.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 19th day of January, 2005.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Elizabeth Brinkerhoff
Elizabeth Brinkerhoff